EXCLUSIVE LICENSE AGREEMENT

                    THIS LICENSE AGREEMENT (the “Agreement”), dated as of May 20, 2003, but effective as of January 15, 2002 (“Effective Date”), is made by and among ROBERT D. HUNT, an individual residing at 23707 Redfish Lane, Pass Christian, Mississippi 39571 (“Hunt”) and CRYOTHERM, INC., a Delaware corporation with its principal offices at 2934-1/2 Beverly Glen Circle, Suite 301, Bel Air, CA 90077 (“CryoTherm”), with such foregoing entities also referred to hereafter individually as a “Party” or collectively as the “Parties.”

                    WHEREAS, Hunt has developed and is the inventor of the Licensed Intellectual Property (the “Hunt Technologies”) directed to converting thermal, cryogenic, potential and kinetic energy resources into clean and renewable electricity;

                    WHEREAS, CryoTherm represents that it is equipped and is in a favorable position to develop, practice, manufacture, and commercialize Licensed Products in the Field of Use under the Licensed Patents, and that it desires to do so under license from Hunt;

                    WHEREAS, CryoTherm desires to acquire and Hunt desires to grant to CryoTherm an exclusive world-wide license under the Licensed Intellectual Property (see Schedule A attached hereto);

                    WHEREAS, CryoTherm and Hunt have entered into various agreements prior to the date of this Agreement regarding the Hunt Technologies and desire to enter into this Agreement in order to formalize their agreement and supersede all prior agreements as between Hunt and CryoTherm;

                    WHEREAS, Hunt and Shultz have heretofore entered into an agreement providing for the sharing, as between Hunt and Shultz, of payments which Hunt may be entitled under this Agreement or otherwise relating to the Licensed Intellectual Property, which agreement shall be unaffected by this Agreement;

                    WHEREAS, Hunt has heretofore acquired from CryoTherm 10.7 million shares of its Common Stock in consideration of services contributed to CryoTherm in connection with its formation; and

                    NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto mutually agree as follows:

1.            Definitions

                     For the purposes of this Agreement, the following definitions shall apply:

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                    Section 1.1                     “Affiliates” shall mean with respect to a person or entity, any other person or entity which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such person or entity.

                    Section 1.2                     “Bankruptcy” of any person or entity shall mean the occurrence of any of the following events:

                                        (a)                Such person or entity' is “insolvent" (as defined in Section 101(32) of the United States Bankruptcy Code (the "Bankruptcy Code"); or

                                        (b)                the filing by any such person or entity of a voluntary petition in bankruptcy, insolvency, reorganization , or liquidation, or any other petition under any section or chapter of the Bankruptcy Code or any similar law, whether state, federal or otherwise, for the relief of debtors(each such law referred to herein as a "Bankruptcy Law" and all such laws collectively referred to herein as the "Bankruptcy Laws"), or (ii) the filing of any involuntary petition or any other petition against any such person or entity under any Bankruptcy Law by the creditors of any such person or entity and the same shall not have been dismissed within sixty (60) days of its filing, or (iii) the appointment by any court of a receiver, custodian, sequestrator or similar official to take possession of any property or any asset or assets of any such person or entity having a value in excess of Five Hundred Thousand Dollars ($500,000.00), said receivership or similar appointment remaining undischarged for a period of sixty (60) days, or (iv) the application by any such person or entity to an application for the appointment of a custodian, receiver, conservator, trustee, sequestrator or similar official, or (v) attachment, execution or judicial seizure (whether by enforcement of money judgment, by writ or warrant of attachment, or by any other process) of any property or any asset or assets of any such person or entity having a value in excess of Five Hundred Thousand Dollars ($500,000.00),, such attachment, execution or other seizure remaining undismissed or undischarged for a period of sixty (60) days after the levy thereof, or, in any event, later than five days prior to the date of any proposed sale thereunder, or (vi) the admission in writing by any such person or entity of their respective inability to pay their debts or perform their respective obligations as they become due.

                    Section 1.3                     “Confidential Information” shall have the meaning set forth in Section 9.1.

                    Section 1.4                     “CryoTherm Indemnitees” shall have the meaning set forth in Section 8.1.

                    Section 1.5                     “Energy Generating Unit” shall mean any product that uses, in whole or in part, Hunt technologies listed on Schedule A, attached hereto, as may be amended from time to time.

                    Section 1.6                     “Field of Use” shall mean the field of generating, converting, storing or conserving energy or electricity for stationary, portable or vehicular applications.

                    Section 1.7                     “Hunt” shall have the meaning set forth in the Introduction hereto.

                    Section 1.8                     “Improvements” shall mean any and all developments, modifications, improvements, upgrades, enhancements inventions, or discoveries with applications or uses in the Field of Use, developed by Hunt, during the Term of this Agreement.

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                    Section 1.9                     “Indemnified Party” shall have the meaning set forth in Section 8.3.

                     Section 1.10                   “Indemnifying Party” shall have the meaning set forth in Section 8.3

                    Section 1.11                    “License Fee” shall have the meaning set forth in Section 3.1.

                    Section 1.12                     “Licensed Intellectual Property” shall mean the Licensed Patents listed in Schedule A and Technical Know-How.

                    Section 1.13                     “Licensed Patents” shall mean each and every United States and foreign patents and patent applications (including any provisionals, certificates of inventorship, continuations, divisionals, reissues, reexaminations thereof and patents issuing therefrom) invented by Hunt during the Term of this Agreement within the Field of Use.

                    Section 1.14                     “Licensed Products” shall mean each and every product that is developed within the Field of Use, which: (a) in the absence of the license granted in Section 2.1 would infringe one or more of the issued and unexpired claims within the Licensed Patents; (b) are made using a process or machine covered by one or more of the issued and unexpired claims within the Licensed Patents; or (c) are made using the Technical Know-How

                    Section 1.15                     “Royalties” shall mean the payments made by CryoTherm to Hunt set forth in Sections 3.2 and 3.3 as partial compensation for the license granted in Section 2.1.

                    Section 1.16                     “Technical Know-How” shall mean unpublished research and development information, technical data, designs, prototypes, samples, plans, specifications, methods, processes, systems, trade secrets, empirical data, and any other information or documentation in the possession of Hunt at the Effective Date of this Agreement or which is subsequently developed or otherwise created during the Term of this Agreement by Hunt, in either case relating to the Licensed Patents.

                    Section 1.17                     “Term” shall have the meaning set forth in Section 10.1.

                    Section 1.18                     “Territories” shall mean each country within the entire world.

                    Section 1.19                     “Third Party Intellectual Property” shall mean any intellectual property rights under any patent, trade secret, discovery or know-how acquired by or licensed to a Party from any third party.

                    Section 1.20                    “Exclusive License” shall mean a license granting CryoTherm the right to make, use, sell and offer for sale the inventions of the “Licensed Intellectual Property,” to the exclusion of all other parties.

ARTICLE II
LICENSE GRANT

                    Section 2.1                     Grant of License. Subject to the terms and conditions set forth in this Agreement, Hunt hereby grants to CryoTherm an exclusive, worldwide royalty-bearing license in all of the Territories to the Licensed Intellectual Property to manufacture, have manufactured, use, sell,

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offer for sale, have sold, lease, import, or otherwise commercially exploit in any manner and to any extent the Licensed Products within the Territories during the Term of this Agreement. Any and all materials generated by CryoTherm in its performance under this Section 2.1 shall bear an acknowledgment to the Licensed Patents. Such acknowledgement shall include the name Hunt as inventor and shall include the appropriate patent or patent application number.

                    Section 2.2                     Right to Sublicense. The License granted in Section 2.1 includes the right of CryoTherm to grant sublicenses, subject to Section 3.3 below. Any such sublicense, however, will be made terminable with this Agreement and will contain terms and conditions which do not conflict with the terms and conditions of this Agreement.

                    Section 2.3                     Reservation of Rights. Hunt expressly reserves the non-exclusive right to grant licenses on the Licensed Intellectual Property for Licensed Products in such Territories where CryoTherm fails to commercialize a Licensed Product within four (4) years from the date of a successful demonstration of a working prototype of such Licensed Product, subject to the provisions of Section 3.3.

                    Section 2.4                     Use by Hunt. The License granted in Section 2.1 includes the right of Hunt to use and exploit the Licensed Intellectual Property for Hunt’s own personal use and in the development of the Licensed Products and Technical Know-How, whether performed by Hunt or by Hunt’s affiliate(s).

                    Section 2.5                     Prior Agreements and License. The License granted in Section 2.1 is subject to the right of James McDonnell to use and exploit the Licensed Intellectual Property that harnesses geothermal heat inside abandoned wells or geothermal wells within the Territory of the State of New York and it is hereby acknowledged that a prior license has been granted to McDonnell by Hunt for the non-exclusive use of the Licensed Intellectual Property that harnesses geothermal heat inside abandoned wells or geothermal wells within the State of New York.

ARTICLE III
LICENSE FEE AND ROYALTIES

                    Section 3.1                     License Fee; Stock Repurchase.

(a)
As partial consideration for the license granted in accordance with Section 2.1, CryoTherm has approximately paid, prior to the execution and delivery of this Agreement, the sum of Four Hundred Thirteen Thousand dollars ($ 413,000.00).

(b)
In addition to such sum previously paid to Hunt, CryoTherm agrees to acquire from Hunt, and Hunt agrees to sell to CryoTherm (or its assignee), on the terms set forth below, three million (3,000,000) fully paid shares of CryoTherm Common Stock owned by Hunt, free and clear of all liens, claims and encumbrances, in exchange for an aggregate cash payment to Hunt of three hundred thousand dollars ($300,000), on or after sixty (60) days following completion, delivery and successful testing of any electricity-generating prototype of one of the following Licensed Products: vertical-axis wind turbine, drum jet turbine (operating on oil or gas well) or energy well

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power system, which amount shall, at CryoTherm's option, be payable solely from the receipt by CryoTherm of an amount equal to at least five percent (5%) of any gross cash proceeds received by CryoTherm from the sale of its Common Stock or any instrument convertible into Common Stock on or after such prototype demonstration as and when such cash proceeds are received. As CryoTherm may not receive all of the purchase funds at a single time, CryoTherm will purchase shares from Hunt, and Hunt will sell shares to CryoTherm (or its assignee), on a pro rata basis, in purchase price increments of not less than $10,000, as and when funds are received by CryoTherm from the sale by it of Common Stock or any instrument convertible into Common Stock. CryoTherm shall notify Hunt immediately upon the receipt of eligible funds, and the purchase and sale shall be consummated as soon as practicable thereafter.

Section 3.2 Royalties on Pending Applications and Issued Patents.

3.2.1
As further partial consideration for the license granted in accordance with Section 2.1, during the Term of this Agreement CryoTherm shall pay and Hunt shall receive a royalty equal to three percent (3%) of the Licensed Product Sales Revenues of Licensed Products received by CryoTherm from the sale of the applicable Licensed Product to a non-Affiliate in the first year that a Licensed Product is sold. After the first year, for such Licensed Product there shall be an increase in royalty payments to Hunt of one percent (1%) per year for the applicable Licensed Product until a maximum royalty of five percent (5%) has been established. In the event that one or more Licensed Products are utilized in combination with other Licensed Products, then Cryotherm shall pay to Hunt one single royalty equal to the royalty then in effect for a single Licensed Product, up to the maximum of five (5%) percent in total. For purposes of this Agreement, the term " Licensed Product Sales Revenues" means, with respect to the applicable Licensed Product, all gross cash revenues received by CryoTherm from the sale of a Licensed Product to a third party, net of discounts, allowances and returns.

3.2.2
As further partial consideration for the license granted in accordance with Section 2.1, during the Term of this Agreement CryoTherm shall pay and Hunt shall receive a royalty equal to three percent (3%) of Adjusted Gross Revenues from Licensed Products or Licensed Intellectual Property received by CryoTherm from the applicable Licensed Product or Licensed Intellectual Property, as the case may be, in the first year that Adjusted Gross Revenues are received by CryoTherm from the applicable Licensed Product or Licensed Intellectual Property. After the first year, for such Licensed Product or Licensed Intellectual Property, as the case may be, there shall be an increase in royalty payments to Hunt of one percent (1%) per year for the applicable Licensed Produced or Licensed Intellectual Property, as the case may be, until a maximum royalty of five percent (5%) has been established. In the event that a Licensed Product or Licensed Intellectual Property is utilized in conjunction with other Licensed Products or Licensed Intellectual Property, then Cryotherm shall pay to Hunt one single royalty equal to the rate in effect for a single Licensed Product or Licensed Intellectual Property, up to the maximum of five percent (5%) in total. The

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term “Adjusted Gross Revenues” means, with respect to the applicable Licensed Product and/or Licensed Intellectual Property, all gross cash revenues received by CryoTherm from the commercialization of a Licensed Product and/or Licensed Intellectual Property (e.g. revenues generated from an electricity generating project utilizing a Licensed Product or Licensed Intellectual Property where CryoTherm maintains an ongoing interest in revenues or profits, whether as an owner, partner or otherwise), including revenues received from a sublicensee, exclusive of Licensed Product Sales Revenues, less direct costs paid or incurred by CryoTherm in connection with such revenues, including equipment financing costs, royalty payments and operating costs directly related to such gross revenues. For purposes of this Section 3.2.2, "direct costs" shall not include any items of indirect cost such as general overhead or administrative expenses incurred by CryoTherm.

3.2.3	In no event shall any loan or equity proceeds constitute or be deemed to constitute revenues of CryoTherm for any purpose of this Agreement

3.2.4
In the event that any Licensed Product or Licensed Intellectual Property infringes third-party patents or rights and CryoTherm licenses such patents or rights from such third party, then Hunt shall receive the royalties due under this Section 3.2 after subtraction of the amount of royalties, if any, paid to third parties by Cryotherm, provided however, that in no event will Hunt receive less than 50% of the royalties due under this Section 3.2.

3.2.5
Royalty Advances. In addition to the License Fee payments provided for in Section 3.1, CryoTherm has heretofore paid approximately $413,000 as license fees and agrees to continue to pay Hunt the sum of twenty thousand ($20,000) dollars per month, commencing June 1, 2003 through May 31, 2006. Such royalty advances will be increased to thirty thousand ($30,000) dollars per month effective June 1, 2006 payable monthly until the last of the Licensed Patents expire. All payments under this Section 3.2.5 shall be deemed to be non-refundable advances in addition to royalties due under Sections 3.2.1 and 3.2.2 or payments due under Section 3.3.

                    Section 3.3                     Sublicense Fee.

                    (a)                     In addition to the royalties provided in Section 3.2, for each sub-license granted under Section 2.2 to a sublicense, CryoTherm shall pay to Hunt an initial sublicense fee (the “Initial Sublicense Fee”) of Twelve Thousand Five Hundred ($12,500) dollars. Only a single Initial Sublicense Fee shall be due and payable in a single transaction or related transactions with a sublicensee, regardless of the number of Licensed Products, Licensed Technologies or Territories involved in the transaction. In addition, Hunt shall be entitled to receive royalties under Section 3.2 at the rate and in the amount then in effect as per the terms of Section 3.2.

                    (b)                    In regard to Territories in which CryoTherm fails to commence sale or otherwise commercialize the applicable Licensed Product utilizing the Licensed Intellectual Property within four (4) years from the date of the successful demonstration of a working prototype of a Licensed Product incorporating the Licensed Intellectual Property, any royalty thereafter paid by a sub-licensee

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(including a sublicensee of Hunt following CryoTherm's loss of rights under this Agreement) shall be divided according to the following schedule: seventy-five (75%) percent shall be paid to Hunt and twenty-five (25%) percent shall be paid to CryoTherm in the event CryoTherm (including CryoTherm’s sublicensee) financially supported the development of the Licensed Product or the Licensed Intellectual Property relating to such Licensed Product, and no sum shall be paid to Cryotherm in the event CryoTherm (including CryoTherm's sublicensee) failed to provide such financial support.

                    Section 3.4                     Payment of Royalties. Royalties due under Sections 3.2 and 3.3 hereof, shall be paid within forty-five (45) days after the end of the then-current quarter, subject to offset for any advances paid to Hunt under Section 3.2. Any Royalties unpaid within the time period set forth in such Sections shall bear interest at a rate equal to the lesser of one-half percent (0.5%) per month or the highest amount permitted by applicable law, from the date when such payment was due until payment in full, with interest, is made. All payments to be made hereunder shall be made in United States dollars. Payments originating in any other currency shall be converted to United States dollars using the rate of exchange as published by Bank of America, NA, on the date such payment is due.

                    Section 3.5                     [Intentionally Deleted]

                    Section 3.6                     A Royalty obligation shall accrue as and when Cryotherm receives payment from the sale or use of a Licensed Product. A Licensed Product shall be considered “sold” when such Licensed Product is billed, invoiced, shipped, and paid for.

                    Section 3.7 Property Lease Option. Cryotherm has heretofore paid to Hunt the sum of $10,000 for the exclusive right to lease for a period of ten (10) years the rear pond zones of Hunt’s property at 23707 Red Fish Lane in Pass Christian, Mississippi to install clean-energy generating equipment (including but not limited to hydroelectric, windmill, geothermal, hydrogen and solar technologies) for the purpose of creating an on-site energy farm to generate electricity that can be sold into the local grid. In consideration of such rights to generate energy on the Hunt Property, Cryotherm shall pay to Hunt a monthly lease of $4,000 plus three (3%) percent of gross electricity sales as and when received by Cryotherm

ARTICLE IV
ACCOUNTING, RECORDS, REPORTS, AUDITS

                    Section 4.1                     Reports.

                                        (a)                All payments of royalties hereunder shall be accompanied by a statement of CryoTherm summarizing all sales of the Licensed Products during the period to which the royalty payments apply, in such format and containing such information as mutually agreed to by Hunt and CryoTherm. For each Royalty period, CryoTherm shall provide Hunt with a written royalty statement in a form acceptable to Hunt. Such royalty statement shall be certified as accurate by a duly authorized officer of CryoTherm reciting, on a country-by-country basis, the stock number, item, units sold, description, quantity shipped, gross invoice, amount billed customers less discounts, allowances, returns, and reportable sales for each Licensed Product. Such statements shall be

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furnished to Hunt regardless of whether any Licensed Products were sold during the Royalty Period or whether any actual Royalty was owed.

                                        (b)                During the term of this Agreement and for a period of five (5) years thereafter, CryoTherm agrees to keep sufficiently detailed records of the Licensed Products manufactured and sold by CryoTherm to permit verification of the reports and payments made or to be made to Hunt by the CryoTherm under this Agreement.

                    Section 4.2                     Audit and Inspection. Hunt shall have the right, through an independent certified public accountant (provided that such independent certified public accountant is not compensated on a contingency basis), subject to execution of a written non-disclosure agreement with CryoTherm in form and content satisfactory to CryoTherm in its reasonable discretion, to inspect the offices, files, books of account and other records, relating exclusively to the subject matter of this Agreement, for the purpose of verifying and auditing the reports and royalties due to Hunt by the CryoTherm under this Agreement. CryoTherm shall have the right to have a representative present at all such inspections. Hunt warrants that all such audits shall be carried out in a manner calculated not to unreasonably interfere with the CryoTherm's conduct of business. Further, as a condition to such audit, such certified public accountant shall agree in writing to comply with all of CryoTherm's safety and security requirements during any visits to CryoTherm's facilities. The cost of such inspection, examination or audit shall be borne by Hunt, unless such inspection, examination or audit reflects a discrepancy in favor of Hunt of five percent (5%) or more in the royalty payments reported due by CryoTherm and the actual royalty payments due under this Agreement and such amounts are verified by an independent auditor, as provided herein. In the event of any such discrepancy, as reasonably claimed by Hunt, the CryoTherm shall promptly engage an independent auditor to certify the amounts in question. If the discrepancy is verified, CryoTherm shall within thirty (30) days pay the unremitted royalty payments due to Hunt and reimburse Hunt for all of his out-of-pocket costs, including the cost of outside accountants, incurred in connection with such inspections, examinations and audits.

                    Section 4.3                    The receipt or acceptance by Hunt of any Royalty statement or payment shall not prevent Hunt from subsequently challenging the validity or accuracy of such statement or payment.

                    Section 4.4                    All books and records relative to CryoTherm’s obligations hereunder shall be maintained and made accessible to Hunt for inspection at a location in the United States for at least five (5) years after termination of this Agreement.

ARTICLE V
PROSECUTION, MAINTENANCE, AND ENFORCEMENT OF
LICENSED INTELLECTUAL PROPERTY

                    Section 5.1                     Prosecution and Maintenance of Licensed Intellectual Property. Hunt agrees to allow CryoTherm at its own expense, through attorneys approved by Hunt, to use commercially reasonable efforts to diligently file, prosecute, and maintain the Licensed Intellectual Property in such countries as may be mutually agreed upon by the Parties. To the extent that

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CryoTherm desires not to file, prosecute, or maintain the Licensed Intellectual Property in any jurisdiction, Hunt, may in his sole discretion and at his sole expense file, prosecute, or maintain the Licensed Intellectual Property in such jurisdiction. To the extent that CryoTherm fails to file, prosecute, or maintain the Licensed Intellectual Property in such jurisdiction, such jurisdiction shall be excluded from the definition of the Territory and CryoTherm’s license in such jurisdiction for the Licensed Intellectual Property shall be terminated. CryoTherm shall keep Hunt timely and expeditiously advised as to all material developments with respect to all applications filed, prosecuted and maintained under this Section 5.1 and copy Hunt on all correspondence with U.S. and foreign patent offices. Hunt shall at all times reasonably assist CryoTherm with the filing, prosecuting, or maintaining the Licensed Intellectual Property.

                    Section 5.2                     Continuing Obligation of Disclosure. Hunt, for himself and each and all of his Affiliates, agrees to disclose in writing any and all new ideas, concepts and improvements, whether patentable or not, to the Intellectual Property within the Field of Use throughout the Term of this Agreement.

                    Section 5.3                    Rights granted to CryoTherm under this Agreement shall in no way affect exclusive ownership of Hunt in and to patents obtained for the Licensed Intellectual Property.

                    Section 5.4                     Enforcement of Licensed Intellectual Property.

                    Section 5.4.1               Notice of Infringement. Each Party shall notify the other Party in writing of any known or alleged infringement(s) of the Licensed Intellectual Property or by any Licensed Products, and shall inform the other Party of any evidence of any such infringement(s).

                    Section 5.4.2                  Enforcement of the Licensed Intellectual Property.

                                        (a)                CryoTherm shall have the first right, but not the obligation, to enforce any of the Licensed Intellectual Property against a third party whose alleged infringing activities are within the Field of Use. Hunt agrees to join as a party plaintiff in any such action initiated by CryoTherm if requested by CryoTherm, at the sole cost of CryoTherm, and Hunt shall reasonably assist CryoTherm, at the sole cost of CryoTherm. All proceeds received as a result of CryoTherm’s prosecuting such infringement claim shall first be used to reimburse CryoTherm for all costs and expenses associated in bringing prosecuting such infringement action. All remaining proceeds shall be distributed in accordance with Section 3.2 of this Agreement.

                                        (b)                In the event that CryoTherm fails or decides not to enforce such Licensed Intellectual Property within three (3) months after notice of such possible infringement, CryoTherm shall provide Hunt notice of the decision or failure to take action and Hunt shall have the right to undertake such action in his own name, on its own behalf, and at his own expense; provided, however, that CryoTherm shall join as a party plaintiff in any such action if requested by Hunt, at the sole cost of Hunt, and CryoTherm shall reasonably assist Hunt, at the sole cost of Hunt. All proceeds received as a result of Hunt's prosecuting such infringement claim shall be retained by Hunt.

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                                        (c)                In the event that the Parties agree to jointly prosecute the infringement claim, the Parties shall cooperate fully in all aspects of any investigation, prosecution, pre-trial activities, trial, compromise, settlement, or discharge of the infringement claim and all costs and expenses incurred by the Parties and all proceeds actually received as a result of prosecuting such infringement claim shall be divided equally by the Parties.

                                        (d)                Neither Party shall settle or resolve any infringement claim relating to the Licensed Intellectual Property without the express written consent of the other Party, such consent shall not be unreasonably withheld, delayed, or conditioned.

                    Section 5.5                     Marking. CryoTherm shall apply to all Licensed Products manufactured by it under this license such notice of the licensed patents or patent applications as may be required by law and in accordance with Section 2.1 of this Agreement shall apply to all Licensed Patents the name Hunt as inventor and shall apply the appropriate patent or patent application number.

                    Section 5.6                     Advertising and Press Releases. CryoTherm and Hunt shall exchange information as to advertising and press releases with a view toward mutual benefit. Hunt shall have approvals over any press releases issued by CryoTherm or its affiliates that mention his name, such approval not to be unreasonably withheld. Cryotherm shall have approvals over any press releases issued by Hunt that mention Cryotherm or its affiliates, such approval not to be unreasonably withheld.

                    Section 5.7                     Patent Application Fees. CryoTherm shall pay for all patent application and patent maintenance fees, including patent application and maintenance fees for international patents, and shall reimburse Hunt for any patent application fees or patent maintenance fees in which Hunt shall pay for the Term of this Agreement. Patent applications shall be directed by Hunt exclusively and payment of patent application fees or patent maintenance fees by CryoTherm in regards to Section 5.7 of this Agreement shall in no way affect exclusive ownership of Hunt in and to patents obtained for the Licensed Intellectual Property. CryoTherm shall be kept apprised of the legal status of any patents or patent applications, and Hunt will cause his patent attorneys to consult with CryoTherm prior to any filing of a patent, including any modification, amendment, continuation-in-part, etc.

                    Section 5.8                     Prototype Development. CryoTherm shall exclusively bear the costs for all prototype development of the Licensed Products within the Field of Use for the Term of this Agreement.

ARTICLE VI
IMPROVEMENTS IN THE LICENSED INTELLECTUAL PROPERTY

                    Section 6.1                     Improvements by Hunt. Hunt hereby covenants and agrees to promptly notify CryoTherm as to any and all Improvements which Hunt, or any Affiliate of Hunt, may discover, make, develop, or otherwise create or control with respect to the Licensed Intellectual Property in the Field of Use during the Term of this Agreement. Such improvements and any patents granted thereon shall be the exclusive property of Hunt. Such improvements and any patents granted

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thereon shall automatically be licensed to Cryotherm in accordance with Section 2. of this Agreement and shall be subject to License Fees and Royalties Fees payable in accordance with Section 3. of this Agreement.

                    Section 6.2                     Improvements by CryoTherm. CryoTherm hereby covenants and agrees to promptly communicate to Hunt all improvements that it may discover, make, develop, or otherwise create with respect to the Licensed Intellectual Property in the Field of Use. Any such improvements by CryoTherm and any patents granted thereon shall be assigned to and shared by Hunt and CryoTherm. Hunt's rights in such improvements and any patents granted thereon shall automatically be licensed to Cryotherm in accordance with Section 2. of this Agreement and shall be subject to License Fees and Royalties Fees payable in accordance with Section 3. during the term of this Agreement.

                    Section 6.3                     Retention of Ownership. Nothing in this Agreement is intended to confer any rights to Hunt with regard to any property of CryoTherm now owned or hereafter developed or acquired by CryoTherm independently of Hunt and in the normal course of CryoTherm's business, which rights shall remain the exclusive property of CryoTherm. Except for the Licensed Intellectual Properties disclosed in Schedule A and except for any improvements of such properties that are subject to Section 6.1, CryoTherm disavows any ownership interest in or claim to any new inventions of Hunt’s developed after the signing of this Agreement, including but not limited, to Hunt’s Provisional Patent Number 60/417,129 dated 10/10/2002, titled, "Rigid or Pliable Lighter-than-Air Building Materials and Method of Manufacture" and Hunt’s Provisional Patent for his “Hybrid Airship” invention filed in May, 2003 (tentatively titled, “Airship Powered by Gravity Acceleration for Transport and for Generation of Useful Power”), for which 100% ownership and control reside with Hunt.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

                    Section 7.1                     Representations and Warranties.

                    Section 7.1.1                  Hunt Representations and Warranties. Hunt, as of the date hereof, represents and warrants as follows:

                                        (a)                Hunt has all necessary legal power and authority to enter into and perform his obligations under this Agreement and the consummation of the transactions contemplated hereunder.

                                        (b)                Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will result in a violation or any breach of, constitute a default under, or conflict with, any note, contract, agreement, service, lease, license, permit, or other instrument or obligation to which Hunt is bound, or by which any of his Affiliates is bound, except as recited in Section 2.5 of this Agreement. CryoTherm expressly acknowledges Hunt’s obligations under the agreement(s) listed in Section 2.5 and fully consents thereto in regards to the right of McDonnell to non-exclusive use of the Licensed Intellectual Property that harnesses geothermal heat inside abandoned wells or geothermal wells within the Territory of the State of New York.

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                                        (c)                No representation or warranty made by Hunt in this Agreement contains any untrue statement of a material fact or omits any material fact necessary to make the statements contained herein not materially false or misleading.

                                        (d)                Hunt is the sole owner of all right, title, and interest in and to the Intellectual Property listed in Schedule A attached hereto, which is free and clear of all liens, security interests, mortgages, charges, claims, encumbrances, or other restrictions on title or transferability of any kind.

                                        (e)                To the knowledge of Hunt, all patent applications listed on Schedule A attached hereto are patentable and there are no grounds to believe that once issued the patents issued pursuant to such applications will not be valid and enforceable.

                                        (f)                Hunt has not received any oral or written claim, or cease and desist letter, and is not subject to any outstanding injunction, judgment, order, decree, ruling, charge, settlement, or other dispute involving any third party Intellectual Property related to any Intellectual Property listed on Schedule A hereto, or are there any grounds for a claim: (i) alleging that any Intellectual Property listed on Schedule A hereto infringes or misappropriates any third party Intellectual Property rights; and (ii) challenging the title, inventorship, validity, enforceability, or alleging misuse, of any Intellectual Property listed on Schedule A hereto.

                                        (g)                To the knowledge of Hunt after due and diligent inquiry, there are no unpaid fees currently overdue for any of the Intellectual Property listed on Schedule A attached hereto.

                                        (h)                To the knowledge of Hunt after due and diligent inquiry, he is legally the sole inventor of the Intellectual Property listed on Schedule A attached hereto and Hunt is unaware of any grounds for any third party to claim any right, title, or interest as a co-inventor to the Intellectual Property listed on Schedule A.

                                        (i)                To the knowledge of Hunt after due and diligent inquiry, he is legally the sole inventor of the Intellectual Property listed on Schedule A attached hereto and Hunt is unaware of any grounds for any third party to claim any right, title, or interest as a co-inventor to the Intellectual Property listed on Schedule A.

                                        (j)                With respect to the Intellectual Property listed on Schedule A attached hereto, Hunt has complied in all material respects with all applicable patent office duties of candor and good faith in dealing, including, without limitation, the duty to disclose all information known to be material to the allowance or registration of such Intellectual Property.

                                        (k)                Hunt has not asserted any claim of infringement, misappropriation or misuse by any third party of any Intellectual Property listed on Schedule A hereto.

                                        (l)                Hunt has taken all reasonable measures to protect and preserve the security, confidentiality and value of the Intellectual Property listed on Schedule A hereto, including without limitation trade secrets and other confidential information.

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                                        (m)                To the knowledge of Hunt after due and diligent inquiry, no employee or consultant in his employ has used any trade secrets or other confidential information of any other person in the course of his work for Hunt.

     Section 7.1.2                     CryoTherm Representations and Warranties. CryoTherm, as of the date hereof, represents and warrants as follows:

                                        (a)                CryoTherm represents that it has all necessary legal power to enter into and perform its obligations under this Agreement and has taken all necessary corporate action under the laws of the jurisdiction of its incorporation and its certificate of incorporation and bylaws to authorize the execution of this Agreement and the consummation of the transactions contemplated hereunder.

                                        (b)                 CryoTherm represents that it is actively procuring the financial resources and business operations that will enable it to develop, manufacture, distribute, sell and otherwise reasonably commercialize the Licensed Products throughout the Territory, and that it shall, during the term of this Agreement and any renewal thereof, use its best efforts to promote the development, distribution and sale of such Licensed Products in the Territory. CryoTherm further agrees that it will, in good faith and with reasonable diligence, conduct all operations including development, manufacturing, marketing, distribution, and sale of the Licensed Products in accordance with the accepted standards of business customs of the industry and that it will endeavor to sell the Licensed Products throughout the Territory, utilizing its skill, expertise and resources in such effort to the extent that accepted standards of business practice and judgment dictate.

                                        (c)                CryoTherm warrants that neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will result in a violation or any breach of, constitute a default under, or conflict with, any note, contract, agreement, service, lease, license, permit, or other instrument or obligation to which CryoTherm is bound, or by which any of its Affiliates is bound.

                                        (d)                 CryoTherm warrants that no representation or warranty made by CryoTherm in this Agreement contains any untrue statement of a material fact or omits any material fact necessary to make the statements contained herein not materially false or misleading.

                    Section 7.2                     Warranty Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE VII HEREOF, NO PARTY MAKES ADDITIONAL WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, AS TO ANY OTHER MATTER WHATSOEVER.

ARTICLE VIII
INDEMNIFICATION

                    Section 8.1                     Indemnification by Hunt. Hunt agrees to defend, indemnify and hold harmless CryoTherm and each and all of its directors, officers, employees, agents, Affiliates, successors and assigns, together with each and all of their respective directors, officers, employees, agents, successors and assigns ( each and all of the foregoing being referred to collectively as the

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“CryoTherm Indemnitees”) from and against all costs, expenses and "Losses" (as hereinafter defined), which any CryoTherm Indemnitee may suffer or incur through claims or third parties against CryoTherm based on any breach by Hunt of any representation, warranty or covenant made in this Agreement.

                    Section 8.2                     Indemnification by CryoTherm. CryoTherm shall defend, indemnify, and hold harmless Hunt from and against any and all claims, losses, liabilities, damages, costs, obligations, assessments, penalties and interest, demands, actions, and expenses (including actual attorneys’ fees), whether direct or indirect, known or unknown, absolute or contingent (including, without limitation, settlement costs and any legal, accounting, and other expenses for investigation or defending any actions or threatened actions) (the “Losses”), which Hunt may suffer or incur by reason of:

                                        (a)                Any breach by CryoTherm of any of its representations, warranties, agreements, or covenants contained in this Agreement or by the willful misconduct of CryoTherm, including, without limitation, by way of any misappropriation, willful misstatement, or fraud on any government authority; or

                                        (b)                Any third party claim of infringement or misappropriation of any patent, copyright, trademark, trade secret, confidential information, or other Intellectual Property right arising out of, related to, or in connection with the manufacture, sale, use, or import of the Licensed Products to the extent attributable to CryoTherm's specifications or designs; or

                                        (c)                 Any third party claim of harm or injury arising out of, related to, or in connection with a product recall or the manufacture of the Licensed Products including, but not limited to, actions founded on product liability.

                    Section 8.3                     Indemnification Procedures.

                                        (a)                The Party seeking indemnification (the “Indemnified Party”) pursuant to this Article VIII shall promptly notify the indemnifying party (the “Indemnifying Party”), in writing, of such claim describing such claim in reasonable detail; provided, however, that the failure to provide such notice shall not affect the obligations of the Indemnifying Party unless and only to the extent it is actually prejudiced thereby.

                                        (b)                The Indemnifying Party shall have the right within thirty (30) days after receipt of such notice to take control, through counsel of its own choosing (but reasonably acceptable to the Indemnified Party) and at its own cost and expense, the settlement, or defense thereof unless: (i) the Indemnifying Party is also a party to the proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate; or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such proceeding, and provide indemnification with respect thereto. The Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed, or conditioned), settle or compromise any action, unless such settlement or compromise includes an unconditional release of the Indemnified Party. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of notice of a claim of

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indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle, or compromise the claim but shall not pay or settle any such claim without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, delayed, or conditioned).

                                        (c)                The Indemnifying Party and the Indemnified Party shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement, or discharge of any claim in respect of which indemnity is sought pursuant to this Article VIII, including, without limitation, providing the other Party with reasonable access to employees and officers (including as witnesses) and other information. The remedies provided in this Article VIII shall not be exclusive of or limit any other remedies that may be available to the Indemnified Parties.

                                        (d)                The Indemnifying Party shall reimburse the Indemnified Party for all Losses within five (5) days of receipt of notice from the Indemnified Party setting forth the amount of such Losses.

ARTICLE IX
CONFIDENTIAL INFORMATION

                    Section 9.1                     Confidentiality.

                                        (a)                Each party agrees not to disclose any confidential Information and/or proprietary information of the other Party (“Confidential Information”) and to maintain such Confidential Information in strictest confidence, to take all reasonable precautions to prevent its unauthorized dissemination and to refrain from sharing any or all of the information with any third party, other than an authorized sublicensee as set forth in Section 2.2, for any reason whatsoever except as required by court order, both during and after the termination of this Agreement. Without limiting the scope of this duty, each Party agrees to limit its internal distribution of the Confidential Information of the other Party only on a "need to know" basis and solely in connection with the performance of this Agreement, and to take steps to ensure that the dissemination is so limited.

                                        (b)                Each Party agrees not to use the Confidential Information of the other Party for its own benefit or for the benefit of anyone other than the providing Party, or other than in accordance with the terms and conditions of this Agreement.

                                        (c)                All Hunt's Confidential Information remains the property of Hunt and all CryoTherm's Confidential Information remains the property of CryoTherm, other than as expressly provided by this Agreement.

                                        (d)                Upon written request of the providing Party, or upon the expiration or other termination of this Agreement for any reason whatsoever, the receiving Party agrees to return to the providing Party all such provided Confidential Information, including but not limited to all copies thereof.

                                        (e)                The provisions of this Section 9.1 shall survive the expiration or other termination of this Agreement.

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ARTICLE X
TERM AND TERMINATION

                    Section 10.1                  Term. This Agreement shall commence on the Effective Date, and, unless extended by the mutual written agreement of the Parties (and then only upon the terms and conditions set forth therein) or sooner terminated in accordance with Section 10.2 hereof, shall continue for the term extending to the expiration of the last to expire issued patent of the Licensed Intellectual Property listed on Schedule A attached hereto

                    Section 10.2                   Termination of this Agreement. Upon the occurrence of any of the events designated in subsections (a) or (b), this Agreement may be terminated in its entirety, and upon the occurrence of any of the events designated in subsections (c) - (h), may be terminated as to the applicable Licensed Product and/or Territory, as the case may be, by:

                                         (a)               Either Party (“Non-Breaching Party”) that gives written notice to the other Party (“Breaching Party”) if the Breaching Party breaches in any material respect any material provision of this Agreement (other than provisions relating to breaches covered by subsections (c) through (h) of this Section 10.2) and such breach: (i) is incapable of cure; or (ii) is capable of cure, but not cured within sixty (60) days of the Breaching Party's receipt of notice in writing of such breach from the Non-Breaching Party;

                                         (b)               Either Party upon the Bankruptcy of the other Party;

                                        (c)                Mutual written consent of the Parties,

                                        (d)                Hunt, if CryoTherm fails to pay License Fees or Royalty Fees for any Licensed Products which it owes to Hunt in accordance with Section 3 for the Term of this Agreement. Because Hunt is licensing to CryoTherm multiple patents which involve multiple Licensed Products, CryoTherm’s failure to pay fees for one Licensed Product shall only negate CryoTherm’s rights to such Licensed Product, and not prejudice the rights of CryoTherm to other Licensed Products which CryoTherm continues to pay fees under the terms of this Agreement.

                                        (e)                Hunt, if CryoTherm fails to pay all patent application and patent maintenance fees, including patent application and maintenance fees for international patents, or fails to reimburse Hunt for any patent application fees or patent maintenance fees in which Hunt shall pay for the Term of this Agreement; Because Hunt is licensing to CryoTherm multiple patents which involve multiple Licensed Products, CryoTherm’s failure to pay patent fees for one Licensed Product or Territory shall only negate CryoTherm’s rights to such Licensed Product or the Territory, and not prejudice the rights of CryoTherm for such other Licensed Products or Territories which CryoTherm continues to pay patent fees for Patent Territories under the terms of this Agreement.

                                        (f)                Hunt, if CryoTherm fails to obtain or maintain product liability insurance in the amount and of the type provided for herein. Because Hunt is licensing to CryoTherm multiple patents which involve multiple Licensed Products, CryoTherm’s failure to maintain product liability insurance for one Licensed Product or Territory shall only negate CryoTherm’s rights to market such Licensed Product or Territory, and not prejudice the rights of CryoTherm to market other Licensed Products or other Territories under the terms of this Agreement;

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                                        (g)                Hunt, but only with respect to the applicable Licensed Product and Territory, if CryoTherm fails to commence sale of a Licensed Product within four (4) years from the successful demonstration of a working “bench test” prototype of such Licensed Product, but only in the event CryoTherm (including CryoTherm’s Licensee) failed to financially support the Licensed Product or the Licensed Intellectual Property relating to such Licensed Product. Because Hunt is licensing to CryoTherm multiple patents which involve multiple Licensed Products, CryoTherm’s failure to commence sale of one Licensed Product shall only negate CryoTherm’s rights to such Licensed Product, and not prejudice the rights of CryoTherm to other Licensed Products under the terms of this Agreement; or

                                        (h)                Hunt, but only with respect to the applicable Licensed Product and Territory, if upon the commencement of sale of a Licensed Product, CryoTherm fails to sell such Licensed Product in a Territory for four (4) consecutive Royalty Periods. Because Hunt is licensing to CryoTherm multiple patents which involve multiple Licensed Products, CryoTherm’s failure to generate sales of one Licensed Product shall only negate CryoTherm’s rights to such Licensed Product in such Territory, and not prejudice the rights of CryoTherm to sell other Licensed Products under the terms of this Agreement. Notwithstanding the foregoing, CryoTherm shall retain the right upon such termination to receive fees and royalties in respect of Licensed Products if CryoTherm (including its sublicensee) financially supported the Licensed Product or the Licensed Intellectual Property relating to such Licensed Product in the amounts provided in Section 3.3(b).

                    Section 10.3                   Effect of Termination. Upon termination or expiration of this Agreement, the following shall immediately occur:

                                        (a)                Except as otherwise provided, all rights granted to CryoTherm under this Agreement for each individual Licensed Product shall forthwith terminate and immediately revert to Hunt;

                                        (b)                CryoTherm shall pay to Hunt within thirty (30) days after the effective date of termination or expiration all Royalties then due to Hunt and unpaid by CryoTherm for the individual Licensed Product to which rights are reverting back to Hunt;

                                        (c)                CryoTherm shall have the right, for a period of six (6) months to sell and distribute all individual Licensed Products to which CryoTherm’s rights have terminated, which remain in CryoTherm's possession (as part of inventory or otherwise) or, upon the written request of Hunt, Hunt shall have the right to purchase all such remaining Licensed Products that have not previously been sold or contracted for sale, at the wholesale prices in effect at the time of termination of this Agreement;

                                        (d)                CryoTherm shall immediately discontinue the manufacturing and marketing of the individual Licensed Products to which CryoTherm’s rights have terminated. Notwithstanding the foregoing, CryoTherm shall have the right, per Section 10.3(c) to continue to market any remaining inventory of the Licensed Products to which CryoTherm’s rights have terminated and to continue to use the Licensed Intellectual Property in License Products already sold and operating in the field; and

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                                        (e)                Within thirty (30) days after the effective date of expiration or termination, each Party shall return to the other Party all of its Confidential Information that concerns Licensed Intellectual Property or Licensed Products to which CryoTherm’s rights have terminated.

                    Section 10.4                    Waiver. The failure of either Party to exercise any rights or remedies to which it is entitled upon the happening of any of the events referred to Section 10.2 above, shall not be deemed to be a waiver of or otherwise affect, impair, or prevent the non-breaching Party from exercising any rights or remedies to which it may be entitled, arising either from the happening of any such event, or as a result of the subsequent happening of the same or any other event or events provided forth herein.

                    Section 10.5                    Survival. Expiration or early termination of this Agreement shall not relieve either Party of its obligations incurred prior to the expiration or early termination.

ARTICLE XI
INSURANCE

                    Section 11.1                    Insurance. CryoTherm, throughout the Term of this Agreement, shall use reasonable best efforts to obtain and maintain at its own cost and expense from a qualified insurance company licensed to do business in Delaware and having a Moody’s rating of B+ or better, standard Product Liability Insurance naming Hunt, and his Affiliates, employees, agents, as an additional insured. Such policy shall, to the extent available on commercially reasonable terms, provide protection against all claims, demands, and causes of action arising out of any defects or failure to perform, alleged or otherwise, of the Licensed Products or any material used in connection therewith or any use thereof. The amount of coverage, to the extent available on commercially reasonable terms, shall be no less than two million ($2,000,000) dollars. The policy shall provide for thirty days’ notice to Hunt from the insurer by registered or certified mail, return receipt requested, in the event of any modification, cancellation, or termination thereof. CryoTherm agrees to furnish Hunt a certificate of Insurance evidencing same within thirty prior to the commencement of sales of any Licensed Products, and, in no event, shall CryoTherm manufacture, distribute, or sell the Licensed Products prior to receipt by Hunt of such evidence of insurance.

ARTICLE XII
GENERAL PROVISIONS

                    Section 12.1                    Independent Contractor. The relationship of the Parties is that of independent contractors. Neither Party nor any of their respective employees, agents or contractors shall by reason of this Agreement be deemed an employee, agent or joint venture of the other Party.

                    Section 12.2                    Notices. All notices required or permitted hereunder must be made in writing, in the English language, and will be deemed to be delivered and received (i) if personally delivered or if delivered by telex, telegram, facsimile or courier service, when actually received by the party to whom notice is sent, or (ii) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate Party or Parties, at the address of such Party or

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Parties set forth below (or at such other address as such Party may designate by written notice to all other parties in accordance herewith):

                    To Hunt at:
                     23707 Red Fish Lane
                     Pass Christian, Mississippi, 39571

                    And a copy to:
                     CryoTherm at:
                     2934-1/2 Beverly Glen Circle
                     Suite 301
                     Bel Air, CA 90077
                     Attn: Larry Shultz

                    And a copy to:
                     Guzik & Associates
                     1800 Century Park East #500
                     Los Angeles, CA 90067
                     Attn: Samuel S. Guzik, Esq.

                    Section 12.3                   Dispute Resolution. Any dispute, controversy or claim concerning or relating to this Agreement shall be resolved in the following manner:

                                        (a)                The Parties agree to use all reasonable efforts to resolve the dispute through direct discussion. To that end, either Party may give the other Party written notice of any dispute not resolved in the normal course of business. Upon such notice, the Parties shall attempt in good faith to resolve the disputes promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement.

                                        (b)                If the parties are unable to resolve the dispute by such means within thirty (30) days of the notice date, or such other time period as mutually agreed, then either party may commence an action in the applicable state or federal courts of the State of Mississippi. The parties consent to the jurisdiction of such courts, agree to accept service of process by mail, and waive any jurisdictional or venue defenses otherwise available.

                    Section 12.4                    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi (U.S.A.) exclusive of its conflict of laws principles.

                    Section 12.5                    Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, such provision shall be reformed only to the extent necessary to effect the original intentions of the parties, and all remaining provisions shall continue in full force and effect.

                    Section 12.6                    Assignment. Except as otherwise provided in this Agreement, including CryoTherm's right to enter into sublicenses for the Licensed Products and the Licensed Intellectual Property, this Agreement may not be assigned or performance delegated by the Parties without the

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prior written approval of the other Party, which approval shall not be unreasonably withheld, delayed, or conditioned, provided such potential assignee demonstrates the capability to fulfill the obligations of this Agreement. Any attempted assignment or delegation of this Agreement or duties hereunder without such written approval shall be void. Notwithstanding the foregoing, CryoTherm may assign rights under this Agreement to a wholly-owned subsidiary or company affiliate. In the event CryoTherm and a third party purchaser reach agreement for such third party to purchase all or substantially all of CryoTherm's business, Hunt shall have the right of first refusal, for a period of ten (10) days from the date of such agreement, to purchase CryoTherm’s business on substantially the same terms and conditions as such agreement with such third party.

                    Section 12.7                    Force Majeure. Neither Party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder (except for the payment of money) for a period not to exceed ninety (90) days on account of strikes, shortages, riots, insurrection, fires, flood, storm, explosions, acts of God, war, governmental action, labor conditions, earthquakes or any other cause which is beyond the reasonable control of such Party. Any condition enumerated herein continuing beyond ninety (90) days shall constitute a default under this Agreement.

                    Section 12.8                    Advise of Counsel. Each party to this Agreement has been advised, and is hereby advised, to seek the representation of counsel for the transactions contemplated herein prior to executing this Agreement. Hunt acknowledges that he has been advised that the firm of Guzik & Associates represents CryoTherm, and does not represent Hunt.

                    Section 12.9                    Further Assurances. Each party to this Agreement agrees to do and perform or cause to be done and performed all such further acts and to execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

                    Section 12.10                   Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, executors and successors.

                    Section 12.11                   Modification. Any modification of this Agreement will be effective only if it is in writing and signed by Hunt and CryoTherm.

                    Section 12.12                    Construction. The captions and titles of the articles, sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing this Agreement, and all language in all parts of this Agreement shall be construed simply and in accordance with its fair meaning, and not strictly for or against any Party.

                    Section 12.13                     Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), each of which, shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                    Section 12.14                     Entire Agreement. This Agreement together with any attachments, schedules and exhibits, constitute the entire agreement of the Parties with respect to the subject matter of this Agreement. This Agreement supersedes any and all agreements, whether oral or written, between

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the parties to this Agreement with respect to the subject of this Agreement. Except as otherwise expressly provided herein, this Agreement may be modified only by a writing signed by an authorized representative of each Party. This Agreement does not supersede or in any way modify, as between Hunt and Larry Shultz, their respective rights relating to payments which Hunt may be entitled from CryoTherm in respect of the Licensed Intellectual Property.

                    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized agents as of the day and year first above written.

ROBERT D. HUNT:

Robert D. Hunt, an Individual

CRYOTHERM ENERGY, INC.
By:
Name:
Title:

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Schedule A
List of Inventions and Patents

Provisional Patent with no number assigned yet dated 02/28/2003, titled, "Hydraulic or Pneumatic Sail Mechanism -- Improved Method of Power Generation, Refrigeration, Pumping, and Compression from Wind Energy, Wave Energy, or Water Current Energy via the use of Sails Constructed of Electronically Controlled Rotatable and Extendable Shutters to Reduce Drag and to Increase Power"; and,

Provisional Patent Number 60/439,514 dated 01/13/2003, titled, "Methods and Apparatus to Generate Useful Power, Refrigeration, and Heating from Harnessing the Potential Energies of Position Via the Continuous Placement or Formation of Bodies of Mass to Create Mass Differentials, Caused by the Gravitational Pull of the Earth, that Are Immediately Converted to Kinetic Energies of Motion in a Cycle"; and,

Provisional Patent Number 60/432,740 dated 12/13/2002, titled, "Drum Jet Turbine with Counter-Rotating Ring and Method of Manufacture"; and,

Provisional Patent Number 60/424,070 dated 11/07/02 titled, "Thermoelectric / Photovoltaic Solar Power Module, Having a Rankine Vapor Power Cycle to Provide Heat Rejection for the Module that Produces Additional Power Output"; and,

Provisional Patent Number 60/417,134 dated 10/10/2002, titled, "Hybrid Combustion Engine having an Internal Thermoelectric Vaporizer that Produces DC Electrical Current and Produces High Pressure Vapor for a Low-Boiling-Point-Liquid Power Cycle"; and,

Provisional Patent Number 60/417,128 dated 10/10/2002, titled, "Hydrogen and Oxygen Production via a Lift Force Provided by Hydrogen and Oxygen Gases Generated via Electrolysis at Substantial Depth"; and,

Provisional Patent Number 60,410,441 dated 09/16/2002, titled, "Multi-Fuel Drum Jet Turbine Engine, Having an Internal Rotating Combustor"; and,

Provisional Patent Number 60/400,870 dated 08/05/2002, titled, "Air-Lift Drum Jet Turbine"; and, Provisional Patent Application Number 60/397,445 dated 07/22/2002, titled, "Drum Jet Turbine, Drum Jet Turbo-Alternator, Drum Jet Hydro-Turbine, or High Temperature SuperConducting Drum Jet Turbo-Alternator Powered by High Pressure Cryogen or Cryogenic Vapor"; and,

Provisional Patent Application Number 60/391,539 dated 06/26/2002, titled, "Dual Solar Energy Via Use of Multi-Stage Vapor Power Cycles, Using Multi-Refrigerants and Partial Pressure Refrigeration, with Hydrogen Production Via Electrolysis of Water and Hydrogen Energy Storage Via a Hydrogen and Oxygen Battery"; and,

Provisional Patent Application Number 60/384,788 dated 06/03/2002, titled, "Multi-Stage, Multi-Refrigerant Working Fluid Vapor Cycle, Power Piston Thermal Engine, Having Internal Heat Rejection Using Partial Pressure Refrigeration"; and,

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Provisional Patent Application Number 60/384,126 dated 05/30/02, titled, "Self-Powered Partial Pressure Refrigeration / Heating Cycle, Having Separation of the Pressure Equaling Gas from the Refrigerant Via Advanced Membrane Technology"; and,

Provisional Patent Application Number 60/381,374 dated 05/17/2002, titled, "Partial Pressure Refrigeration / Heating Cycle"; and,

Provisional Patent Application Number 60/381,075 dated 05/14/02, titled, "Kinetic Energy Vapor Power Cycle with Internal Heat Rejection Via Absorption Cooling Using Anhydrous Gases"; and,

Provisional Patent Application Number 60/376,412 dated 05/01/2002, titled, "Improved Thermoelectric Vaporizer, Thermoelectric Generator, or Thermoelectric Cooler by Use of Vacuum Sealed Thermoelectric Modules and by Use of New Thermoelectric Materials"; and,

Provisional Patent Application Number 60/375,666 dated 04/29/2002, titled, "Multi-Cycle, High Torque, High-Pressure Boundary Layer Drag Assisted, Rotary Vane Turbine, Turbo-Compressor, Turbo-Pump, Hydro-Turbine, Turbo-Motor, Turbo-Torque Converter, or Turbo-Alternator, Pressure Equalization Via Hydraulic Fluid Seals"; and,

Provisional Patent Application Number 60,366,168 dated 03/21/2002, titled, "The Production of Electrical Power from the Kinetic Energy and Geothermal Heat of a Natural Gas Well, Using a High-Speed Rotary Vane Turbo-Alternator, and Low Cost Method of Liquefying High-Pressure Natural Gas"; and,

Provisional Patent Application Number 60,360,421 dated 03/01/2002, titled, "High-Speed, Boundary Layer Drag Assisted, Rotary Vane Turbine, Turbo-Compressor, Turbo-Pump, Hydro-Turbine, or Turbo-Alternator"; and,

Provisional Patent Application Number 60,354,676 dated 02/06/2002, titled, "Kinetic Vapor Cycle Power Generator with Automated Pressure Balancing System"; and,

Patent Application Number jc903 U. S. PTO 09/906,951 dated 7/16/01, titled, "Method of Enhanced Heat Extraction from a Geothermal Heat Source for the Production of Electricity Thermoelectrically and Mechanically Via the High-Pressure Injection of a Cryogen into a U-Tube or Open Tube Heat Exchanger within a Geothermal Heat Source, such as a Producing or Depleted Oil Well or Gas Well, or such as a Geothermal Water Well, or such as Hot Dry Rock; and, Method of Air Lift Pumping Water; and, Method of Electrolyzing the Water into Hydrogen and Oxygen Using the Electricity Generated"; and,

Patent Application Number jc821 U.S. PTO 09/888842, dated 6/26/01, titled "The Production of Electricity Via the High-Pressure Injection of a Cryogen into a Geothermal Thermoelectric Generator within a Geothermal Heat Source, such as a Producing or Depleted Oil Well or Gas Well, or such as a Geothermal Water Well, or such as Hot Dry Rock"; and,

Application Number jc978 U.S. PTO 09/873983, dated 06/04/01, titled, "Cryogen Production Via a Cryogenic Vapor Driven Power Piston for use in a Cryogenic Vapor Powered Vehicle with Rotary Vane Motors Attached to the Axles of the Vehicle next to the Vehicle's Four Wheels, Using a Heat Source such as Solar Heat, Heat of Compression (Heat Pump or Air Compressor, etc.) or Heat of Friction (as Formed by an Electric Generator) or Chemical Heat, or Heat Formed by Electrical Resistance, Heat of Combustion, etc. to Generate High-Pressure, High-Kinetic Energy Cryogenic Vapor"; and,

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Application Number jc996 U. S. PTO 09/877781 dated 06/11/01, titled "Thermoelectric Vaporizer for the Efficient Generation of Electricity Thermoelectrically and for the Simultaneous Vaporization of a Cryogen"; and,

Application Number jc1002 U. S. PTO 09/883,466 dated 06/18/01, titled, "Method of Cryogen Production and Thermoelectric Solid-State Electric Power Generation whereby the Thermal Energy of the Atmosphere is Directly Converted to Electrical Power and whereby the Thermal Energy of the Atmosphere is used to Produce High-Energy Cryogenic Vapor Capable of Performing Substantial Work and Pure Water is Produced from Water Vapor within the Atmosphere"; and,

Application Number 09/774,110, dated 01/31/01, titled, "The Burning of Disassociated Water as a Direct Fuel Via a Hydrogen Thermolysis Reactor..."

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